Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-1 184882) (“Registration Statement”) of Southwestern Energy Company (“Southwestern”) of our report dated December 22, 2014 relating to the Statement of Revenues and Direct Operating Expenses of the Acquired West Virginia and Southwest Pennsylvania Properties, which appears in Southwestern’s Current Report on Form 8-K/A filed on January 7, 2015. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 12, 2015